[Quidel Letterhead]
Exhibit 10.4

[Form of Integration/Retention Cash/Equity Bonus Award Letter]

February 1, 2022

To: EMPLOYEE

From: Doug Bryant

Given the importance of our integration efforts related to our acquisition of Ortho Clinical Diagnostics, we have implemented a bonus program to recognize the extraordinary efforts a transaction of this magnitude will entail.

Your bonus target is __ % of your base compensation that is in effect when the bonus is paid (the “Retention Cash Award”). Eligibility for your incentive bonus requires that you remain active within the integration team through the integration period, with continued good performance. Payout is based on the following criteria:

a.Deal Close – 25% payout
b.One Year from Deal Close – 75% payout

In addition to your cash bonus, you are also eligible to receive an equity grant with a target value of $____. You will receive a grant of __ RSUs (the “Retention Equity Award” and together with the Retention Cash Award, the “Retention Award”) that will vest 50% at 2 years from grant date and then 25% annually thereafter until fully vested, subject to the conditions described below.

We fully expect that you recognize the sensitivity of the terms of this offer and keep all aspects confidential.

Thank you for all you do for Quidel, we look forward to continued success with you!

Notwithstanding the foregoing, if your employment is terminated by the Company without cause prior to full payment of the Retention Cash Award and/or full vesting of the Retention Equity Award, then the unpaid and/or unvested Retention Award will vest immediately upon termination of your employment, subject to your execution, and non-revocation, of a general release of claims in the Company’s customary form (which release of claims must be executed by you and become irrevocable in accordance with its terms within 60 days following the termination date), with any unpaid portion of the Retention Cash Award paid to you and all shares subject to the unvested portion of the Retention Equity Award issued on the 60th day following termination of your employment. For the avoidance of doubt, the unpaid/unvested portion of the Retention Award will not vest or otherwise be earned or paid if your employment terminates for any reason prior to the applicable payment or vesting date, except as specifically provided in this paragraph.

In addition, (i) no portion of the Retention Cash Award will vest or otherwise be earned or paid if the acquisition of Ortho Clinical Diagnostics is not consummated and (ii) notwithstanding the vesting schedule described above, no portion of the Retention Equity Award will vest prior to the consummation of the acquisition of Ortho Clinical Diagnostics (with any portion otherwise scheduled to vest prior to such consummation vesting upon consummation of the acquisition). In the event that the business combination agreement with Ortho Clinical Diagnostics is terminated, any right to the Retention Cash Award will be immediately forfeited and the Retention Equity Award will not vest and will be immediately forfeited in full.